Exhibit 10.2

AMENDMENT TO

401(k) PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”), effective January 1, 2004, as follows:

1. Effective January 1, 2004, Supplement B of the 401(k) Plan shall be amended in its entirety to read as follows:

“MORGAN STANLEY 401(k) PLAN

SUPPLEMENT B

“PARTICIPANTS RESIDING IN PUERTO RICO

“1. Establishment and Purpose. This Supplement B was initially established effective July 1, 1990 as part of the START Plan, and most recently amended and restated effective as of January 1, 2004, to provide for the inclusion of Puerto Rico resident employees of Morgan Stanley DW Inc. (in Puerto Rico) and of Dean Witter Puerto Rico, Inc. in the Plan and to provide for compliance with the provisions of the Puerto Rico Code. Such employees will be subject to the provisions of the Plan, in addition to the provisions of this Supplement B. Except as otherwise provided herein, the terms of Supplement B as in effect prior to January 1, 2004 shall apply to determinations made prior to January 1, 2004.

“2. New Definitions. For the purposes of the Plan, including this Supplement B to the Plan, the following have the following meanings:

“Puerto Rico Code” or “PR Code” means the Puerto Rico Internal Revenue Code of 1994, as amended from time to time.

“Puerto Rico Eligible Employee” means any Eligible IIG Employee who is a resident of Puerto Rico.

“Puerto Rico Highly Compensated Employee” means any Employee residing in Puerto Rico who is “highly compensated” with the meaning of PR Code section 1165(e)(3)(E)(iii).

“Puerto Rico Participant” means an individual described in Section 3 of the Plan and who is a resident of Puerto Rico.

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“3. Altered Definitions. For the purposes of this Supplement B only, certain definitions contained in Section 2 of the Plan are altered as follows:

(a) “Earnings” means base salary, cash bonuses, commissions, overtime and other cash compensation paid by a Participating Company to a Participant for services rendered as a Puerto Rico Eligible Employee. Earnings also include any salary reduction amounts elected by a Participant pursuant to an arrangement maintained by any member of the Affiliated Group under Puerto Rico Code section 1165(e). Earnings exclude, without limitation: (i) earnings paid for any period prior to the date an Employee becomes a Puerto Rico Eligible Employee or during a period the Employee is not a Puerto Rico Eligible Employee, (ii) non-cash compensation, (iii) imputed income, (iv) cash payments made to or on behalf of a Participant for an employment-related expense or in the nature of an allowance, such as medical or expense reimbursements, cost of living, relocation or transition allowances, tax equalization or gross-up payments and employee referrals, (v) amounts payable under continued service bonus agreements (generally payable by the fourth anniversary of hire), and (vi) amounts paid after the last day of the month in which a Participant’s employment with the Affiliated Group terminates. In addition, with respect to deferred (other than under Puerto Rico Code section 1165(e)) or executive compensation, Earnings (w) will not include any such amount when awarded, contributed or deferred, (x) will not include periodic distributions of earnings or dividend equivalents, such as dividend equivalent payments under the Morgan Stanley Equity Incentive Compensation Plan, (y) will not include amounts that are paid in settlement of an award or deferral, except to the extent that they met the definition of Earnings applicable to the Participant under this Plan for periods prior to January 1, 2004, and (z) will not include any payment or deferral in respect of a carried interest plan or a profits participation plan maintained by Morgan Stanley Real Estate Funds.

If any person should receive Earnings during the same payroll period from a Participating Company and also from a Foreign Subsidiary, and if such person is considered an Eligible MS Employee pursuant to the third sentence of the definition of that term, the aggregate amount so received shall be treated as his or her Earnings.

For Plan Years beginning on or after January 1, 2004, the annual Earnings of each Participant taken into account under the Plan, including in determining the Pre-Tax and After-Tax Contributions a Participant may elect to contribute, shall not exceed compensation limit under Code section 401(a)(17), as adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B). Effective January 1, 2004, the annual Earnings taken into account in determining allocations of Firm Contributions to an eligible Member under Section 6(b) of the Plan for any given Plan Year shall not exceed $100,000.

(b) “Elective Deferrals” means elective deferrals within the meaning of Code section 402(g)(3) and Article 1165-8(g)(2) of the Regulation issued under PR Code section 1165(e).

(c) “Employee” means any individual employed by any member of the Affiliated Group or any other employer required to be aggregated with any member of the Affiliated Group under Code section 414(b), (c), (m) or (o). The term “Employee” shall also include any Leased Employee deemed to be an employee of such employer as provided in Code section 414(n) or (o). The term “Employee” shall also include any employee of Morgan Stanley DW Inc. or Dean Witter Puerto Rico, Inc. who is resident in Puerto Rico.

(d) “Excess Contributions” for a Puerto Rico Participant shall be determined by substituting the phrase “Puerto Rico Highly Compensated Employee” for the phrase “Highly Compensated Employee” and by substituting the corresponding section of the PR Code for each section of the Code.

(e) “Excess Elective Deferrals” means those Elective Deferrals that are includible in the Puerto Rico Participant’s gross income under Code section 402(g) or under PR Code section 1165(e)(7) to the extent that such Puerto Rico Participant’s Elective Deferrals for a taxable year exceed the dollar limitation under such respective section.

(f) “Participant” means an individual so described in Section 3 of the Plan including any such individual who resides in Puerto Rico.

“4. Payment of Company Contributions. For the purposes of this Supplement B only, the portion of any Company Contribution made by each Participating Company in Puerto Rico for each Plan Year shall be determined by the Company and shall be paid to the Trustee at such time or times as the Participating Company in Puerto Rico shall determine, but in any event before the date for filing such Participating Company’s Puerto Rico income tax return for the Plan Year, including any extension of such date.

“5. Revised Section 5 Employee Contributions. For the purposes of this Supplement only, Sections 5(a), (b), (c), (d), (e), (f), (g), (j), (k) and (l) of the Plan document will read as follows and Sections 5(h) and (i) will not be applicable (for purposes of compliance with the PR Code):

“SECTION 5: Employee Contributions.

(a) Employee Contributions. Each Puerto Rico Participant who is an Eligible IIG Employee may make Pre-Tax Contributions to the Plan for any year equal to any whole percentage from 1% to 10% of the Puerto Rico Participant’s Earnings for such year; a Puerto Rico Participant who is an Eligible IIG Employee and who is not a Puerto Rico Highly Compensated Employee may make After-Tax Contributions to the Plan for any year equal to any whole percentage from 1% to 7% of the Puerto Rico Participant’s Earnings for such year regardless of whether the Participant is making any Pre-Tax Contributions; the Committee may at any time and from time to time limit the amount of Pre-Tax Contributions allowed to be made by some or all Eligible IIG Employees to ensure compliance with applicable nondiscrimination or other rules, provided, however, that in no event shall any such limitation restrict employees that are not Puerto Rico Highly Compensated Employees to any greater extent than similarly situated individuals that are Puerto Rico Highly Compensated Employees.

A Puerto Rico Participant who is an Eligible IIG Employee may not make Catch-up contributions to the Plan pursuant to Section 5(a)(iii).

(b) After-Tax Adjustment Contributions. In order that the Plan may comply with the requirements of Code sections 401(k) and 415 and the regulations thereunder and with the requirements of PR Code section 1165(e) and the regulations thereunder, at any time during the Plan Year the Plan Administrator (at its sole discretion) may reduce the rate at which any Puerto Rico Participant who is a Puerto Rico Highly Compensated Employee may contribute Pre-Tax Contributions, or discontinue all such contributions, for the remainder of such Plan Year. Such a reduction or discontinuance may be applied selectively to individual Puerto Rico Participants who are Puerto Rico Highly Compensated Employees or to particular classes of Puerto Rico Participants who are Puerto Rico Highly Compensated Employees, as the Plan Administrator may determine. Any Puerto Rico Participant whose Pre-Tax Contributions are reduced or discontinued under this Section 5(b) may make After-Tax Adjustment Contributions to the Plan during the remainder of the Plan Year equal to the percentage of the Puerto Rico Participant’s Earnings that the Plan Administrator has determined cannot be made as Pre-Tax Contributions provided, that in order that the Plan may comply with the requirements of Code section 401(m) and the regulations thereunder, at any time during the Plan Year the Plan Administrator (at its sole discretion) may reduce the rate at which a Puerto Rico Participant may contribute After-Tax Adjustment Contributions, or discontinue all such contributions, for the remainder of such Plan Year. Any reduction or discontinuance of Pre-Tax or After-Tax Adjustment Contributions made pursuant to this Section 5(b) shall automatically cease to apply upon the close of the Plan Year in which it is made, or on such earlier date in such Plan Year as the Plan Administrator may determine.

(c) Changing the Rate and Suspension of Contributions. A Puerto Rico Participant may elect as of any Valuation Date to change the rate of his or her future Pre-Tax Contributions to another rate that is within the limitations described in Section 5(a) and 5(b) of this Supplement. If a Puerto Rico Participant is making After-Tax Adjustment Contributions, and he or she elects to reduce the rate of his or her future Pre-Tax Contributions, and, as a result of such election, the Plan Administrator determines that it is no longer necessary for the Puerto Rico Participant to make some or all of such future contributions as After-Tax Adjustment Contributions, the appropriate amount of the Puerto Rico Participant’s After-Tax Adjustment Contributions shall automatically cease. The Puerto Rico Participant may also elect to discontinue all Pre-Tax Contributions. Any elections or determinations made in accordance with this Section 5(c) shall take effect as soon as reasonably practicable following their receipt.

(d) Maximum Amount of Elective Deferrals. Notwithstanding anything to the contrary herein, the amount of Elective Deferrals made with respect to any individual during a calendar year under the Plan and all other plans, contracts or arrangements of any member of the Affiliated Group may not exceed the amount of the limitations in effect under Code section 402(g)(l) and PR Code section 1165(e)(7) for taxable years beginning in such calendar year.

(e) Distribution of Excess Elective Deferrals. A Puerto Rico Participant may assign to the Plan any Excess Elective Deferrals made during a taxable year of the Puerto Rico Participant by notifying the Plan Administrator no later than the date determined by the Plan Administrator that follows the close of such taxable year of the amount of the Excess Elective Deferrals to be assigned to the Plan. Notwithstanding any other provision of the Plan, to the extent practicable, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 following such taxable year to any Puerto Rico Participant to whose account Excess Elective Deferrals were assigned for the preceding year and who claims Excess Elective Deferrals for such taxable year.

(f) Actual Deferral Percentage Test.

(1) Elective Deferrals for Puerto Rico Participants shall not exceed the limits set forth in PR Code section 1165(e)(3). For purposes of applying such limits, PR Code section 1165(e)(3) and the regulations thereunder are incorporated by reference and are hereinafter referred to as the “PR ADP Test.”

(2) All or part of the Qualified Matching Contributions and Qualified Non-Elective Contributions made with respect to any or all Puerto Rico Eligible Employees may be treated as Elective Deferrals for purposes of the PR ADP Test provided that each of the following requirements is met:

(i) the amount of nonelective contributions, including Qualified Non-Elective Contributions treated as Elective Deferrals for purposes of the PR ADP Test, satisfy the requirements of PR Code section 1165(a)(4);

(ii) the amount of nonelective contributions, excluding Qualified Non-Elective Contributions treated as Elective Deferrals for purposes of the PR ADP Test, satisfy the requirements of PR Code section 1165(a)(4);

(iii) the matching contributions, including Qualified Matching Contributions treated as Elective Deferrals for purposes of the PR ADP Test, satisfy the requirements of PR Code section 1165(a)(4);

(iv) the matching contributions, excluding Qualified Matching Contributions treated as Elective Deferrals for purposes of the PR ADP Test, satisfy the requirements of PR Code section 1165(a)(4);

(v) all such Qualified Non-Elective Contributions and Qualified Matching Contributions are nonforfeitable when made and subject to the same distribution restrictions that apply to Elective Deferrals, without regard to whether such Qualified Non-Elective Contributions and Qualified Matching Contributions are actually taken into account as Elective Deferrals;

(vi) all such Qualified Non-Elective Contributions and Qualified Matching Contributions are allocated to the Accounts of Puerto Rico Eligible Employees as of a date with the Plan Year (pursuant to Treas. Reg. section 1.401(k)-1(B)(4)(I)(A)) as if such contributions were Elective Deferrals; and

(vii) if the Plan uses the provisions of this Section 5(f)(2) of this Supplement B for purposes of the PR ADP Test, then, for purposes of PR Code section 1165(a)(3) (other than the average benefit percentage test), the Plan may be aggregated with other plans of the Affiliated Group (determined with reference to PR Code section 1028) to which the qualified nonelective contributions and qualified matching contributions are made.

(g) Distribution of Excess Contributions.

(1) Notwithstanding any other provision of the Plan, Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of any Plan Year to Puerto Rico Participants to whose Accounts Pre-Tax, Qualified Matching and Qualified Non-Elective Contributions were allocated for the preceding Plan Year. The Excess Contributions shall be adjusted for income or loss up to the date of distribution. The income or loss allocable to Excess Contributions shall be determined by multiplying the income or loss allocable to the Puerto Rico Participant’s Pre-Tax, Qualified Matching and Qualified Non-Elective Contributions for the Plan Year allocated to the Puerto Rico Participant by a fraction, the numerator of which is the Excess Contribution for the preceding Plan Year and the denominator of which is the sum of the Puerto Rico Participant’s Account balances attributable to Pre-Tax, Qualified Matching and Qualified Non-Elective Contributions for the Plan Year.

(2) A Puerto Rico Participant may treat Excess Contributions as an amount distributed to the Puerto Rico Participant and then contributed by the Puerto Rico Participant to the Plan as After-Tax Adjustment Contributions. Such re-characterized amounts will remain nonforfeitable and subject to the same distribution requirements as Pre-Tax Contributions. Amounts may not be re-characterized by a Puerto Rico Highly Compensated Employee to the extent that such amount in combination with other After-Tax Adjustment Contributions would exceed 7% of the Puerto Rico Highly Compensated Employee’s Earnings for the Plan Year. Re-characterization must occur no later than two and one-half months after the last day of the Plan Year in which the Excess Contributions arose and is deemed to occur no earlier than the date the last Puerto Rico Highly Compensated Employee is informed in writing of the amount which may be recharacterized and the consequences thereof.

(3) The amount of Excess Contributions to be distributed under Section 5(g)(1) or recharacterized under Section 5(g)(2) shall be reduced by the amount of any Excess Elective Deferrals previously distributed under Section 5(e) for the Puerto Rico Participant’s taxable year ending with or within the Plan Year for which such Excess Contributions were made.

(j) Payroll Deductions. All Pre-Tax, After-Tax and After-Tax Adjustment Contributions shall be made solely through periodic payroll deductions, unless the Plan Administrator consents to another method of payment. All such contributions withheld during any calendar month shall be credited to the Trust not later than the last day of the next following month and shall be credited to the appropriate Accounts as soon as practicable thereafter.

(k) Salary Reduction and Tax Status of Pre-Tax Contributions. For Federal and Puerto Rico tax purposes, Pre-Tax Contributions shall be deemed to be Company Contributions to the Plan, and a Puerto Rico Participant’s election to make such contributions shall constitute an election to have the amount of his or her compensation that otherwise would have been reported as taxable compensation on Form W-2/PR reduced by the amount of such contributions.

(l) Administrative Procedures. The Plan Administrator may require Puerto Rico Participants to complete such process as may be established by the Plan Administrator [and file such forms, within such time periods as it shall determine,] before any election under this Section 5 may take effect.

“6. Additional Contributions and Transfers. For purposes of this Supplement B only, Section 7(a) of the Plan will not be applicable to Puerto Rico Participants. Puerto Rico Participants may not make Rollover Contributions to the Plan.

“7. Optional Direct Rollover of Eligible Rollover Distributions.

For purposes of this Supplement B only, Section 11(g) shall read as follows:

(g) Optional Direct Rollover of Eligible Rollover Distributions. Effective for distributions made after December 31, 1992, a Puerto Rico Participant who receives a distribution described in Section 11(a) or a withdrawal described in Section 12 may direct the Committee to directly roll over all of the distribution or withdrawal to another employer’s qualified plan described in Code section 401(a) and PR Code Section 1165(a) which agrees to separately account for amounts transferred into such plan from this Plan. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. The election under this Section 11(g) shall not be applicable to any distribution which represents the minimum amount required to be distributed under Code section 401(a)(9). In addition, this election shall not apply to a hardship distribution under Section 12(f).

The election under this Section shall be available with respect to any distribution or withdrawal made to or by a spouse of a Participant following the death of the Participant or pursuant to a qualified domestic relations order (as defined in Code section 414(p)) if the election described herein would have been available to the Participant had the Participant been the recipient of the distribution or withdrawal. The Committee may, in its sole discretion, adopt such administrative rules as may be permitted by Code section 401(a)(31) and PR Code section 1165(c) or regulations promulgated thereunder which limit or restrict the applicability of this Section 11(g) to all or a portion of certain distributions or withdrawals.

“8. Hardship.

For purposes of this Supplement only, Section 12 shall apply fully to Puerto Rico Participants except that Section 12(f)(v)(6) shall read as follows:

(6) such other instances of deemed immediate and heavy financial needs with such additional methods for the hardship withdrawal to be deemed necessary to satisfy such needs as the Puerto Rico Secretary of the Treasury shall provide through documents of general applicability.

“9. Amendment and Termination of This Supplement.

(a) Amendment Required for Qualification. All provisions of this Supplement B, and all benefits and rights granted hereunder, are subject to any amendments, modifications or alterations which are necessary from time to time to qualify the Plan and Supplement B under Code section 401(a) or 501(a) or under PR Code section 1165(a), to continue the Plan as so qualified or to comply with any other provision of law. Accordingly, notwithstanding Section 19(a) of the Plan or any other provision of this Plan, the Company may amend, modify or alter the Plan, with or without retroactive effect, in any respect or manner necessary to qualify the Plan and Supplement B under Code section 401(a) or under PR Code section 1165(a).

(b) Reversion of Funds. All employer contributions are expressly conditioned on their deductibility under Code section 404 and PR Code section 1023(n). To the extent permissible under ERISA, any employer contribution shall be returned to the appropriate Participating Company, upon its written request, to the extent that the contribution is disallowed as a deduction, within one year after such disallowance.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 3rd day of January, 2005.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY